877 N 8th West, Riverton, WY  82501, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. SIGNS OIL AND GAS PARTICIPATION AGREEMENT WITH PRIVATE UTAH-BASED COMPANY

RIVERTON, Wyoming – January 7, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate, today announced that it has entered in to a Participation Agreement with Ridgeland Wyoming, Inc. (“Ridgeland”), a private Utah-based oil and gas company to acquire a 50% working interest in an oil and gas prospect in an Area of Mutual Interest (AMI) located in northeastern Wyoming.  Ridgeland has over 30 years of industry experience in the Powder River Basin and will operate the prospect.

Under the terms of the agreement, U.S. Energy has paid a $25,000 prospect fee and will be responsible for approximately 58% of the costs to drill the first well through a casing point decision, to earn a 50% working interest (40% net revenue interest).  The initial commitment under the agreement is approximately $340,000 to the casing point.  Completion of this well, and up to two additional wells on this leasehold, will be on a “heads-up” unpromoted basis.  Spudding of the first well is expected to commence in late January 2009 with an initial planned drilling depth of approximately 6,000 feet.

“With our current net production rate of approximately 1,700 MCFE/D, we continue to expand our geographically diverse portfolio of oil and gas assets by taking meaningful positions in prospects in known producing areas in an effort to manage risk and ultimately drive cash flow,” stated Keith Larsen, CEO of U.S. Energy Corp.  “As a company, we continue to evaluate a broad range of oil and gas opportunities for potential investment, with a goal of exiting the year with a production rate of 7,000 MCFE/D,” he added.

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Press Release
January 7, 2009
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Note Regarding Mcfe

In this press release, Mcfes are derived by converting oil to gas in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf).  One thousand cubic feet of gas equivalent (“Mcfe”) amounts may be misleading, particularly if used in isolation.  A Mcfe conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1 800 776 9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
403 538 4845
nhurst@equicomgroup.com